Exhibit 10.3
Dated August 19, 2008

TRUST INDENTURE
between
HOLLINGER CANADIAN PUBLISHING
HOLDINGS CO.
- and -
ARB LIMITED

TRUST INDENTURE
     THIS INDENTURE made as of the 19th day of August, 2008
AMONG:
HOLLINGER CANADIAN PUBLISHING HOLDINGS CO., a company incorporated under the laws of Nova Scotia
(the “Settlor”)
     - and -
ARB LIMITED, a company incorporated under the laws of Ontario
(the “Trustee”)
WHEREAS:
     A. Sun-Times Media Group, Inc. (“STMG”), formerly known as Hollinger International Inc., is a corporation incorporated under the laws of Delaware;
     B. The Settlor is a direct and indirect wholly-owned subsidiary of STMG;
     C. A special committee established by the Board of STMG resolved on June 10, 2008 to create the Trust (as hereinafter defined);
     D. STMG and the Settlor entered into an agreement dated August 19, 2008 whereby the Settlor, for the consideration as provided thereunder, agreed to establish the Trust;
     E. The Trustee is a company controlled and operated by Mr. Claude Thomson;
     E. By agreement in writing of all of the shareholders of the Settlor, the Settlor has been directed to enter into and to carry into effect its obligations under this Indenture, and an officer or director of the Settlor has been authorized to execute this Indenture on behalf of the Settlor and to execute any other documents and take any other steps as may be necessary to enable the Settlor to carry into effect and to perform its obligations under this Indenture; and
     F. The Settlor has paid to the Trustee the sum of $10 million to establish a trust fund for the defence of and payment of Liability Claims (as hereinafter defined) to be administered by the Trustee in accordance with the terms of this Indenture.
     NOW THERFORE it is agreed and declared as follows:

ARTICLE 1
INTERPRETATION
1.1 Definitions
     Where used in this Indenture, the following expressions shall have the following respective meanings:
(a)	“Actions” means the following actions commenced in the Ontario Superior Court of Justice: Black v. Breeden et al., Court File No. 04-CV-26370CM1; Black v. Breeden et al., Court File No. 04-CV-265298CM1; Black v. Breeden et al., Court File No. 04-CV-265299CM2; Black v. Breeden et al., Court File No. 04-CV-270773CM1; Black v. Breeden et al., Court File No. 04-CV-276761CM2; and Black v. Breeden et al., Court File No. 05-CV-285535PD2.

(b)	“Beneficiaries” has the meaning ascribed to it in Section 2.5.

(c)	“Capital” means the sum of $10 million in cash or equivalents paid by the Settlor to the Trustee to establish the Trust, or such lesser amount held by the Trustee from time to time following the payment of a Liability Claim or Liability Claims from the said sum, to or on behalf of a Beneficiary, and any property into which the said sum or sum remaining from time to time may be converted, and for greater certainty, does not mean interest on the said sum, dividends or capital accretions thereon.

(d)	“Fund” means the sum of $10 million in cash or cash equivalents paid by the Settlor to the Trustee, together with interest and other revenues generated thereby and any further contributions hereafter made thereto and any property into which all of the foregoing may be converted.

(e)	“Liability Claim” means any costs, charges, damages, awards, settlements, liabilities, fines, penalties, statutory obligations, professional fees (including retainers paid in advance of the delivery of professional services), insurance deductibles and other expenses of whatever nature or for which the Beneficiaries, or any of them, may become personally liable as a result of the Actions, or as a result of a claim or other proceeding brought by a Beneficiary against the Trustee for the purpose of enforcing entitlement under the terms of this Indenture.

(f)	“Termination Date” has the meaning defined in Section 5.1.

(g)	“Trust” has the meaning defined in Section 2.1.

(h)	“Trustee’s Expenses” has the meaning defined in Section 3.1.

ARTICLE 2
CREATION OF THE TRUST
2.1 Declaration of the Trust
     The Trustee acknowledges receipt of the Capital from the Settlor and agrees to hold it, any other property which may be transferred or assigned to the Trustee by the Settlor and any interest or other income or other property from time to time forming part of the Fund, upon the trusts and subject to the powers and provisions contained in this Indenture (the “Trust”).
2.2 Irrevocable Trust
     The Trust is intended and is hereby declared to be irrevocable. Prior to the Termination Date defined in Section 5.1, no part of the Capital from the Fund shall be paid or loaned or applied to or for the benefit of the Settlor, in any manner or circumstance whatsoever, other than pursuant to an order of a Court of competent jurisdiction or in accordance with an amendment to this Indenture made under Section 4.4.
2.3 Name
     The name of the Trust shall be the STMG Trust.
2.4 Purpose of Trust
     The purpose of the Trust is to provide for the payment to, or on behalf of, the Beneficiaries of Liability Claims in circumstances when STMG is either unable or unwilling to do so, any such payment to be a distribution of Capital to the Beneficiary in respect of its capital interest in the Trust.
2.5 Beneficiaries
     The Capital beneficiaries of the Trust (collectively, the “Beneficiaries”) are the following directors, officers, consultants and advisors, and former directors, officers, consultants and advisors of STMG and their respective successors, assigns and heirs:
(a)	Richard C. Breeden

(b)	Richard C. Breeden & Co.

(c)	Gordon A. Paris

(d)	James R. Thompson

(e)	Richard D. Burt

(f)	Graham W. Savage

(g)	Raymond G.H. Seitz

(h)	Paul B. Healy

(i)	Shmuel Meitar

(j)	Henry A. Kissinger; and
     the income and residual capital beneficiary of the Trust is the Settlor.
     Subject to Article 3, the Trustee shall pay from the Capital an amount with respect to a Liability Claim directly to, or to the order of, the relevant Beneficiary or Beneficiaries or, if applicable, his or her legal representative, as the case may be.
2.6 Trust Not to Constitute Insurance
     The Trust does not constitute insurance.
ARTICLE 3
PAYMENT OF TRUSTEE’S EXPENSES AND OF CLAIMS
3.1 Payment of Trustee’s Expenses
     The Trustee is authorized to pay all expenses of the Trust, including any reasonable fees, expenses and disbursements of the Trustee and his professional advisors, and taxes related to the Trust (collectively, the “Trustee’s Expenses”) out of the Fund.
3.2 Receipt and Analysis of Claims
     A Beneficiary shall request the payment of a Liability Claim from the Trustee, providing the amount and details of the Liability Claim or potential Liability Claim and the circumstances in which it arose in writing.
     The Trustee may require, in support of any such request, any supporting information the Trustee considers relevant, acting reasonably. Such supporting information may include confirmation from STMG that it is unable or unwilling to satisfy the Liability Claim.
     The Trustee is authorized to obtain from such advisors as it, in its discretion considers advisable, such additional advice and analysis as the Trustee considers to be reasonably necessary in making a determination as to any of the matters set out above. The Trustee is entitled to reimbursement from the Fund for such expenses as it may incur acting reasonably in these regards. Receipt by the Trustee of information as to a Liability Claim or potential Liability Claim in accordance with this Section 3.2 in no way commits the Trustee to pay the Liability Claim or potential Liability Claim from the Fund.
3.3 Payment of Claims
     Prior to the Termination Date (or thereafter, in the case of Liability Claims made to the Trustee that are outstanding on the Termination Date), after analysis in accordance with Section

3.2, the Trustee shall pay any Liability Claim out of the Capital. The Trustee shall deliver to the Settlor and STMG notice of any payments to be made to a Beneficiary at least three (3) business days prior to making such payment.
     Notwithstanding the foregoing, the Trustee may delay payment in whole or in part of any Liability Claim, pending a determination of the adequacy of the Capital to pay Liability Claims.
     In administering the Trust, the Trustee may consider each Liability Claim as it arises and shall have no obligation to maintain an even hand among the Beneficiaries entitled to make claims for distribution of Capital hereunder.
     Nothing in this Indenture shall require the Trustee to make any payment if it believes it may result in a claim against the Trustee personally.
     In no event will the Trustee pay any amount of a Liability Claim unless it is satisfied, acting reasonably, that STMG is unable or unwilling to satisfy the Liability Claim.
     In no event will the total amount paid hereunder in respect of Liability Claims exceed $10 million.
3.4 No Liability for Insufficient Funds
     Except as provided in Section 4.1, the Trustee shall not be liable to any person (including any Beneficiary or the Settlor) in the event that the Capital is insufficient to pay in full or in part any Liability Claim under this Indenture. Furthermore, the Trustee shall have no obligation to seek or demand any further monies from the Settlor or any other person.
3.5 Notice of Amounts in the Fund
     The Trustee shall, not less frequently than quarterly, provide notice to the Settlor of the then current amount of the Capital and the Fund.
3.6 Payment of Income and Amounts in Excess of Capital
     The Trustee shall, as soon as possible after December 31 of each year prior to the Termination Date, pay all amounts in excess of the Capital, net of Trustee’s Expenses, to the Settlor in its capacity as the income beneficiary, for its own use absolutely.
ARTICLE 4
CONCERNING THE TRUSTEE
4.1 Limitation of Liability
     The Trustee shall have no personal liability to any other person arising from contractual relationships or commitments of the Trustee and is authorized to require that any such contractual relationship or commitment shall include a provision confirmatory of this sentence. The Trustee shall incur no liability to the Settlor or Beneficiaries or any other person with respect to the performance of the responsibilities of the Trustee hereunder except for damages that may be caused by the deliberate or willful misconduct of the Trustee. The Trustee is hereby indemnified and saved harmless by the Settlor and the Trust from and against all claims, losses, damages, costs, penalties, fines and expenses (including Trustee’s Expenses) arising from or relating to this Indenture or as a result of the Trustee performing its responsibilities and duties hereunder or its compliance with any direction, instruction, certificate, advice, notice, opinion or other document delivered to the Trustee pursuant to this Indenture other than as attributable to deliberate or willful misconduct of the Trustee. The Trustee is authorized to establish a reasonable reserve from the Fund to pay for the Trustee’s Expenses and any amounts that may be or become payable to the Trustee under this Section 4.1.
4.2 Release of Liability
     The Trustee may rely conclusively upon any instruction, direction, certificate, advice, notice, opinion or other document believed by it to be genuine or to have been signed and presented by the proper party or parties and the truth of the statements and the correctness of the opinions expressed therein and shall be under no liability with respect to any action reasonably taken or omitted to be taken in accordance with such instruction, direction, certificate, advice, notice, opinion or other document.
4.3 Fees and Expenses
     The Trustee is authorized to pay all Trustee’s Expenses from the Fund. The Trustee shall be responsible for ensuring that all applicable taxes relating to the Trust and the Fund are paid from the Fund when due. The Trustee shall be entitled to an initial fee of $15,000 payable upon entering into this Indenture. Thereafter and up to the Termination Date, the Trustee will be compensated at a rate of $650 per hour, and in all events each year shall be entitled to a remuneration of not less than $10,000.
4.4 Amendments
     No one (other than a court of competent jurisdiction) has the authority to amend this Indenture. No such amendment shall affect any rights or obligations that have previously arisen or been incurred in consequence of the performance by the Trustee of its duties and responsibilities hereunder.
4.5 Termination of Trustee’s Appointment
     In the event that:
(a)	any Trustee that is not an individual:
(i)	resigns;

(ii)	enters into liquidation, whether compulsory or voluntary (not being merely a voluntary liquidation for the purposes of amalgamation or reconstruction);

(iii)	has a receiver or a receiver-manager appointed with respect to its affairs;

(iv)	becomes subject to any bankruptcy laws;

(v)	ceases to be a resident of Canada within the meaning of the Income Tax Act (Canada);

(vi)	and is ARB Limited, Claude Thomson no longer, directly or indirectly, beneficially owns or exercises control or direction over securities of the Trustee carrying votes which, if exercised, would entitle Claude Thomson to elect a majority of the directors of the Trustee,
(b)	any Trustee, being an individual:
(i)	dies;

(ii)	refuses or becomes unable to act or to continue to act or becomes incapable of managing property. For the purposes of Section 4.5(b)(ii), a Trustee shall be deemed to be unable to act or to continue to act as a Trustee of the Trust if such Trustee is under a legal disability or if two (2) medical doctors licensed to practice in Canada notify the remaining or successor Trustee or Trustees of the Trust, then acting, that illness or physical or mental disability have rendered such a Trustee unable to give prompt and intelligent consideration to financial affairs;

(iii)	resigns as a Trustee;

(iv)	is declared bankrupt, insolvent, or mentally incapable of managing property;

(v)	ceases to be a resident of Canada within the meaning of the Income Tax Act (Canada); or

(vi)	becomes a citizen of the United States of America or becomes a resident of the United States of America within the meaning of the Internal Revenue Code (U.S.);
such Trustee shall, immediately upon the happening of such event, cease to be a Trustee hereof. The resignation by a Trustee shall be made by an instrument in writing and shall be effective from the date seven (7) days, or such earlier time as the Settlor may choose, after the notice of such resignation has been delivered to the Settlor and the remaining Trustee or Trustees, as the case may be, if any. The Trustee shall co-operate reasonably in effecting the transition to the successor Trustee, who will be the Trustee for all purposes hereunder as at and from the date determined in accordance with the provisions of this Section.

4.6 Additional and Replacement Trustees
(a)	The Trustee may at any time, by an instrument in writing, appoint an additional or replacement Trustee or Trustees hereunder and without requiring any confirmation from any court or tribunal whatsoever.

(b)	Where a Trustee’s appointment is terminated pursuant to Section 4.5, the remaining Trustee or Trustees, as the case may be, or the Settlor, if there is no Trustee, or the Court, may, by instrument in writing, appoint some person to replace such Trustee, if no replacement Trustee has been appointed previously pursuant to Section 4.6(a).

(c)	Any person appointed pursuant to Section 4.6 of this Indenture shall, upon acceptance of such appointment, be vested with the Fund and with all the trusts, powers, authorities, duties and obligations herein contained, along with the continuing Trustee or Trustees, if any, without further assignment, transfer or conveyance of any kind or any order of any court or tribunal whatsoever as if such person or trust company were an original party to this Indenture.

(d)	All instruments in writing relating to the appointment of replacement or additional Trustees shall be attached to this Indenture and shall be sufficient evidence of the facts to which such instruments relate.
4.7 Majority Decisions
     Where there are more than two (2) Trustees, all decisions in connection with the administration of the Trust may be made by a majority of the Trustees and shall be binding upon all persons concerned.
4.8 General
     In addition to all other powers conferred upon it by other provisions hereof or by any statute or general rule of law and notwithstanding any restriction imposed upon it by statute or general rule of law, the Trustee shall have the power and authority in the discretion of the Trustee at any time to administer the Fund in whatever manner the Trustee may determine and to take any action in connection with the Fund and to exercise any rights, powers and privileges that may exist or arise in connection with the Fund to the same extent and as fully as an individual could if he or she were the sole and beneficial owner of the Fund. Without limiting the generality of the foregoing, the Trustee shall have the following powers, authorities and discretion:
(a)	to invest the funds from time to time constituting the Fund in fully marketable securities, having terms to maturity not exceeding 180 days and consisting of:

(i)	obligations issued or guaranteed as to principal and interest by the Government of Canada or any province thereof or any agency of the Government of Canada or any province thereof; or

(ii)	obligations issued or guaranteed by Canadian chartered banks listed in Schedule I to the Bank Act (Canada) (including certificates of deposit and bankers’ acceptances);
and to hold any part of the Fund in the form of cash or demand deposit, whether or not income producing. For greater certainty, the Trustee shall not be required to adhere to all or any particular portion of the investment criteria or diversification requirements set out in the Trustee Act, R.S.O. 1990, c. T.23 as amended from time to time;
(b)	to borrow such monies on such terms as the Trustee in the sole discretion of the Trustee deems advisable;

(c)	to make any agreement with any other person or corporation, which agreement shall be binding upon the Trustee and all persons concerned without the consent of a Beneficiary;

(d)	to join in or take any action in connection with any investment or asset held by the Trustee as part of the Fund or to which it may be entitled in connection herewith and to exercise any rights, powers and privileges that at any time may exist or arise in connection with such investment or asset; and

(e)	to take, institute, maintain or defend any action or other proceeding that may be necessary or advisable in the opinion of the Trustee for the preservation or protection of or realization upon any property forming part of the Fund, and to make application to any Court of competent jurisdiction for the interpretation hereof or for directions as to the carrying out of its duties hereunder.
Notwithstanding the foregoing and anything else in this Indenture, the Trustee may invest the funds constituting the Fund only in securities that are denominate in Canadian dollars.
4.9 Financial Matters
     The Trustee shall:
(a)	keep such books, records and accounts as are necessary and appropriate to document the assets of the Fund and the transactions of the Trustee;

(b)	to the extent required by law, prepare and file tax returns or other applicable filings or reports in connection with the Trust;

(c)	open, operate and maintain a segregated account for the Trust and shall deposit all assets comprising the Fund in such account and any cheques drawn upon any account and all other instructions, as applicable, shall be signed by the Trustee; and

(d)	within ten (10) days of (i) prior to the Termination Date, each of June 30 and December 31 and (ii) the Termination Date, provide the Settlor with details as to the financial status of the Trust, including payments in respect of any Liability Claims, the amount of Capital, the interest, dividends or capital accretions on the Capital and any Trustee Expenses.
4.10 Professional Advisers
     The Trustee may at any time in the administration of the Trust engage solicitors, accountants, investment advisers and custodians or other professionals or advisers, including an administrator, as the Trustee in its discretion shall deem necessary and may pay from the Fund all reasonable fees and expenses in connection therewith. The Trustee may act upon the advice or opinion of and information obtained from any such advisers and the Trustee shall not be responsible, answerable or accountable for any loss, depreciation or damage occasioned to the Fund by its acting or not acting in accordance therewith.
4.11 Application to Court
     The Settlor or the Trustee may apply to a court at any time and from time to time for advice and direction in connection with any aspect of this Indenture and the administration of the Trust, and, in the case of the Trustee, the performance of any of its duties and responsibilities hereunder, including without limitation the appointment of additional or replacement Trustees.
4.12 Certificate of Incumbency
     The Settlor shall deliver to the Trustee from time to time as appropriate a certificate of incumbency which certifies the incumbency and signatures of the officers of the Settlor who have the authority to execute documents contemplated under this Indenture on behalf of the Settlor. The Trustee shall be entitled to rely on such certificate as to the matters certified therein and absent manifest irregularity in the manner of execution of any document deliverable under this Indenture, the Trustee shall have no obligation to verify the authenticity of any signatures on any document.
4.13 Performance of Trust Duties
     At all times up to the Termination Date, while ARB Limited is the Trustee, it shall ensure that its duties are performed by Mr. Claude Thomson. If the Trustee is replaced pursuant to Article 4 of this Indenture, the Settlor shall be entitled to similarly require a specific individual employee, officer, director, or shareholder of the successor Trustee to perform its duties.

ARTICLE 5
TERMINATION OF THE TRUST
5.1 Termination Date
     The Trust created by this Indenture shall terminate upon the earliest to occur of:
(a)	a date determined by the Trustee if the Trustee in his sole discretion determines that there are no further Liability Claims that could arise,

(b)	a date determined by the Trustee if the Trustee in his sole discretion determines that Capital has been fully expended to pay Liability Claims, and

(c)	a date that is twenty-one years after the death of the last survivor of all of the lineal descendents of His Majesty King George V who are alive on the date hereof, the earliest of which dates shall be referred to as the “Termination Date”.
5.2 Consequences of Termination
     Upon the termination of the Trust in accordance with Section 5.1, the Trustee shall deliver the Fund then remaining, if any, on the Termination Date, to the Settlor for its own use absolutely; but may withhold a reasonable reserve for the Trustee’s Expenses, other outstanding or potential commitments of the Trust and obligations of the Trustee, including any amounts that may be or become payable to the Trustee pursuant to Section 4.1.
ARTICLE 6
REIMBURSEMENT OF TRUST FUNDS
6.1 Obligation to Pursue Costs
     Notwithstanding any other term of this Indenture, the Trustee shall not make disbursements of any part of the Capital to any Beneficiary for any Liability Claim unless and until such Beneficiary agrees, in form and substance satisfactory to the Trustee, that such Beneficiary shall diligently pursue and prosecute all costs (or has already done so) available to him or it in respect of the Liability Claim and to comply with Article 6.2 of this Indenture.
6.2 Reimbursement of Trust Funds
     In the event that a Beneficiary receives payment from any source in respect of a Liability Claim already paid by the Trustee to the Beneficiary pursuant to this Indenture (whether or not such payment was received as a result of steps taken pursuant to Section 6.1), such amounts shall be reimbursed to the Trustee and any amounts so received by the Trustee shall form part of the Capital and shall thereafter be subject to all terms and conditions hereof.

ARTICLE 7
OTHER MATTERS
7.1 No Effect on Other Rights
     The rights of each Beneficiary under applicable law shall in no way be affected or diminished by any provision of this Indenture or of any action taken pursuant hereto.
7.2 Governing Law
     This Indenture shall be governed and construed in accordance with the laws of the Province of Ontario and laws of Canada applicable therein. Any proceeding with respect to the Trust shall be brought in the Ontario Superior Court of Justice (Commercial List) unless otherwise agreed in advance in writing by the Trustee.
7.3 Enurement
     This Indenture shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.
7.4 Notice
     Any notice or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered in person during normal business hours, or telecopied, to the address and telecopy number set forth below:

(a)	If to the Settlor or STMG:

350 North Orleans Street
10th Floor,
Chicago, IL, 60654, USA

Attention: Jim McDonough
Fax: (312) 321-0629

(b)	If to the Trustee:

ARB Limited
Suite 3600, Toronto Dominion Bank Tower
Box 20, Toronto-Dominion Centre
Toronto, ON M5K 1N6

Attention: Claude Thomson
Fax: 416 364-7813
     Any notice or other communication so given or made shall be deemed to have been given or made on the same day, if delivered, and on the next business day, if telecopied. Any party may from time to time change its address for notice by notice to the other parties given in the manner specified above.
7.5 Currency
     All references to currency in this Indenture are to Canadian dollars, unless otherwise specified.
7.6 Counterparts
     This Agreement may be executed in counterparts and delivered by electronic mail or facsimile in the manner provided for notice to other parties under this Agreement and the counterparts taken together shall constitute the entire agreement as of the date first above written.
     IN WITNESS WHEREOF the parties have executed this Indenture.

HOLLINGER CANADIAN PUBLISHING
HOLDINGS CO.

William G. Barker III

Name:	William G. Barker
Title:	Vice President

ARB LIMITED

Claude Thompson

Name:	Claude Thompson
Title:	President